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                                                                   EXHIBIT 10.22

                                    AGREEMENT

     THIS AGREEMENT is made and entered into by and among Richard J. Orwig ("Orwig"), JLK Direct Distribution Inc., and Kennametal, Inc.

     WHEREAS, effective May 2, 2000, Orwig resigned from his position as President and Chief Executive Officer of JLK Direct Distribution Inc., his position on the Board of Directors of JLK Direct Distribution Inc., his employment with JLK Direct Distribution Inc., his position(s) as officer and director of any JLK subsidiaries, and any and all positions he held with JLK or Kennametal or their affiliates or subsidiary companies;

     WHEREAS, Orwig, JLK Direct Distribution Inc. and Kennametal, Inc. desire to enter into a full and complete agreement in an amicable manner;

     NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

1. Definitions

(a) "JLK," as used herein, shall at all times mean JLK Direct Distribution Inc., its parent, subsidiaries, successors and assigns, its affiliated and predecessor companies or corporations, its divisions, their successors and assigns, their affiliated and predecessor companies or corporations and the present and/or former directors, officers, shareholders, employees, attorneys and agents of any of them, including but not limited to Kennametal, Inc., J&L Industrial Supply, and Full Service Supply, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of JLK in their official and individual capacities.

(b) "Kennametal," as used herein, shall at all times mean Kennametal, Inc., its parent, subsidiaries, successors and assigns, its affiliated and predecessor companies or corporations, its divisions, their successors and assigns, their affiliated and predecessor companies or corporations and the present or former directors, officers, shareholders, employees, attorneys and agents of any of them, including but not limited to JLK Direct Distribution Inc., whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Kennametal in their official and individual capacities.

2. Employment Status

(a) Orwig represents and agrees that effective May 2, 2000, he resigned from his position as President and Chief Executive Officer of JLK Direct Distribution Inc., his position on the Board of Directors of JLK Direct Distribution Inc., his employment with JLK Direct Distribution Inc., his position(s) as officer and director of any JLK subsidiaries, and any and all positions he held with JLK or Kennametal or their affiliates or subsidiary companies.

(b) Orwig, JLK and Kennametal agree that Orwig: (a) has not been required to perform any services for JLK or Kennametal since May 2, 2000; and (b) shall not be required to provide any further services to JLK or Kennametal except as provided in paragraph 13 of this Agreement.

(c) Orwig waives any and all rights or claim of right to be reinstated to his former or any other position with JLK or Kennametal and agrees that he shall not at any time seek or accept future employment with JLK or Kennametal. A breach of this subparagraph 2(c) by Orwig will constitute lawful and just cause to refuse to employ Orwig, and he shall have no cause of action against JLK or Kennametal for such refusal.

3. Severance, Benefits, and Stock Options

(a) JLK shall continue to pay Orwig his current base salary, less applicable withholdings and deductions, through November 2, 2001, as severance pay.

(b) JLK will provide Orwig with health, dental, vision, life insurance, and accidental death and dismemberment insurance coverage substantially similar to the coverage now in force pursuant to Orwig's 2000 Enrollment Elections under JLK's Flex Benefits Program, as well as life insurance coverage substantially similar to Orwig's coverage under the

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$500,000.00 executive officer's term life insurance policy, through November 2,
2001. The foregoing insurance coverages provided to Orwig may be subject to change in a manner consistent with future changes to the substantially similar coverages made available to JLK employees under the JLK Flex Benefits Program. These insurance coverages shall be provided to Orwig as a former employee at no premium expense to him; Orwig shall not be eligible for continued participation (as such) under the JLK Flex Benefits Program. For any period during which Orwig is entitled to, eligible for, or receiving group health, dental, vision, life insurance, accidental death and dismemberment insurance, and/or executive officer's term life insurance benefits from or through an employer or former employer other than JLK or Kennametal, JLK will not be required to provide the corresponding benefit coverage described in this subparagraph 3(b).

(c) JLK will extend the option period during which Orwig can vest in JLK stock options, outstanding as of May 2, 2000, through November 2, 2001; any JLK stock options in which Orwig is or becomes vested may be exercised at any time through February 2, 2002. Orwig will exercise any and all of his Kennametal stock options, outstanding and vested as of May 2, 2000, on or before August 2, 2000; any Kennametal stock options not exercised by August 2, 2000 shall be forfeited and surrendered.

(d) JLK will pay Orwig a Fiscal Year 2000 bonus of $40,000.00, less applicable withholdings and deductions, in August 2000.

(e) If each of the following conditions are satisfied, JLK will pay a realtor designated by Orwig and/or Orwig's mover up to $25,000.00, on an after-tax basis, for moving expenses and/or real estate commissions actually incurred by
Orwig: (A) Orwig moves his primary residence more than one hundred (100) miles away from his current primary residence on or before November 2, 2000; (B) the above move is Orwig's first move following the date of this Agreement; (C) the above move is not for the purposes of accepting or furthering employment or consulting opportunities with a competitor, as that term is defined in subparagraph 3(f) of this Agreement; (D) Orwig is not moving for the purposes of accepting or furthering employment or consulting opportunities with an entity which ordinarily pays all or a portion of moving expenses incurred by a person similarly situated to Orwig; (E) Orwig incurs moving expenses and/or real estate commissions as a result of the above move; and (F) Orwig submits written invoices to David T. Cofer, Esquire, indicating the amount of expenses and/or commissions incurred as a result of the above move and the specific purpose for which the expense was incurred. JLK's total payments to the realtor and/or mover pursuant to this subparagraph 3(e) shall not exceed $25,000.00 on an after-tax basis.

(f) If Orwig becomes employed by or provides consultation to a competitor on or before November 2, 2001, the salary continuation and benefits coverage extension as described in subparagraphs 3(a) and 3(b) above shall terminate and be discontinued immediately. For the purposes of this subparagraph 3(f), "competitor" shall mean MSC Industrial Direct Co., Industrial Distribution Group, Inc., Sandvik AB and Sandvik Coromant, SECO Tools AB, Iscar Ltd. and Iscar Metals Inc., Milacron Inc., Carboloy Inc. and Valenite Inc., Airgas, Inc., W.W. Grainger, Inc., Mitsubishi Materials Corp. and Mitsubishi Carbide, Sumitomo Electric Carbide, Inc., Toshiba Tungaloy America, Inc. and Toshiba Tungaloy Co. Ltd., Allegheny Technologies Inc., and/or any of their parents, subsidiaries, successors, assigns, affiliated and predecessor companies or corporations, and divisions. Orwig agrees to immediately notify David T. Cofer, Esquire orally and in writing of any employment, consulting arrangement, or comparable business opportunity he undertakes with any of those entities on or before November 2, 2001.

(g) Orwig will receive credit for employment service under the Supplemental Early Retirement Plan throughout the period that JLK continues to pay Orwig his current base salary pursuant to paragraph 3(a) of this Agreement. For informational purposes only, JLK projects that if Orwig receives credit for employment service through November 2, 2001, Orwig will receive annual Supplemental Early Retirement Benefits in the amount of $151,600.00 commencing on Orwig's sixtieth (60th) birthday.

(h) JLK will extend Orwig's AYCO Financial Services benefit through April 15, 2002.

(i) In August 2000, JLK will pay Orwig for four (4) weeks worth of accrued but unused vacation time, totaling $26,923.00, less applicable withholdings and deductions.

(j) JLK's entire obligation to provide salary, incentive compensation, severance, bonus, stock options, pension, 401(k), medical, dental, life, or disability insurance, vacation, compensation, emoluments or benefits of any kind to Orwig is set forth in this Agreement and any other obligation of JLK or Kennametal to provide any of the foregoing to Orwig is hereby canceled except that Orwig shall retain the vested benefits he may be entitled to receive pursuant to the Kennametal, Inc. Retirement Income Plan, Supplemental Executive Retirement Plan and Thrift Plan.

4. No Actions

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(a) Orwig affirms that there are no charges, complaints, grievances or actions by or concerning Orwig against JLK or Kennametal currently pending in or before any court, administrative agency, arbitrator or other entity.

(b) Orwig agrees not to file, pursue, participate in, induce, aid or abet any claim or cause of action against JLK or Kennametal, and Orwig confirms that he has not done so at any time prior to signing this Agreement. This provision does not prohibit Orwig from testifying in any cause of action relating to JLK or Kennametal when required to do so by process of law, or from communicating with, or participating in any proceedings before, the EEOC. In the event that Orwig is required by process of law to testify in any cause of action relating in any way to JLK or Kennametal, Orwig shall immediately notify David T. Cofer, Esquire orally and in writing, and shall use his best lawful efforts not to testify until JLK and/or Kennametal has a reasonable opportunity to oppose such testimony, if JLK and/or Kennametal desires to do so. Orwig agrees not to accept the proceeds from any cause of action or proceeding against JLK or Kennametal.

(c) Orwig agrees to pay for any legal fees or costs incurred by JLK or Kennametal as a result of any breach of his promises in this paragraph 4.

5. Release and Waiver

(a) As a material inducement to JLK and Kennametal to enter into this Agreement and for and in consideration of the terms expressed herein, Orwig, for himself, his successors and assigns, does hereby irrevocably and unconditionally release and forever discharge JLK and Kennametal of and from any and all claims, charges, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action of whatever nature, kind or character, in law or equity, whether known or unknown ("Claims"), which Orwig now has, may have or claims to have or which he at any time heretofore may have, had or claimed to have against JLK and/or Kennametal. This release includes, but is not limited to, those Claims arising from or during Orwig's employment, related to his employment, as a result of his termination of or separation from employment with JLK or Kennametal, his receipt of stock options, or his ownership in securities, and Orwig agrees not to assert any such Claims or causes of action. This release and waiver includes, but is not limited to, Claims arising under federal, state or local statutes, ordinances or common laws, specifically including, but not limited to, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Veterans Reemployment Statutes, the Family and Medical Leave Act, the Securities Exchange Act of 1934 (or any state securities laws), Securities and Exchange Commission Rule 10b-5, the Pennsylvania Wage Payment and Collection Law, the Michigan Act Regulating Payment of Wages and Fringe Benefits, the Pennsylvania Human Relations Act, the Michigan Elliott-Larsen Civil Rights Act, or the Michigan Handicappers' Civil Rights Act, all as amended, and Claims pertaining to unlawful discrimination or harassment, any common law or statutory Claims for breach of contract, detrimental reliance, wrongful discharge, defamation, interference with current or prospective contractual relations, fraud, consumer fraud or otherwise, and/or Claims for attorneys' fees and/or costs.

(b) Orwig agrees to release and discharge JLK and Kennametal not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any person or organization in his behalf, and he specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim against JLK or Kennametal may arise, in whole or in part, from any event which occurred prior to or as of the date of this Agreement.

(c) Orwig agrees not to file any lawsuit or demand for arbitration against JLK or Kennametal for or relating to any event that occurred prior to the date of signing this Agreement, except that, pursuant to paragraph 12 of this Agreement, Orwig may file a demand for arbitration for a breach of any promises contained in this Agreement. In the event Orwig files such a demand, but JLK and/or Kennametal are deemed not to have breached any of their promises in this Agreement, Orwig will pay the reasonable fees and costs incurred by JLK and/or Kennametal in defending against the claim. In the event Orwig files such a demand, and JLK and/or Kennametal are deemed to have breached a provision in this Agreement, JLK and/or Kennametal's obligation to pay the reasonable legal fees and costs incurred by Orwig in prosecuting the claim, if any, shall be governed by Pennsylvania law.

(d) Orwig agrees to pay for any legal fees or costs incurred by JLK or Kennametal as a result of any breach of his promises in this paragraph 5.

6. Orwig confirms that he is not presently aware of any facts which would support a claim by anyone against JLK or Kennametal under any federal, state or local statute, ordinance or common law, including but not limited to claims for unlawful discrimination or harassment, defamation, breach of contract, common law fraud, violation of state consumer fraud

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statutes, securities fraud (including violation of the Securities Exchange Act of 1934, Securities and Exchange Commission Rule 10b-5, or similar state laws), or intentional interference with current or prospective contractual relations.

7. Confidentiality

(a) Orwig recognizes and acknowledges JLK's and Kennametal's interest in the confidentiality of this Agreement, and agrees that he shall keep the fact and the terms of this Agreement and the negotiations leading to this Agreement completely confidential.

(b) Orwig further recognizes and acknowledges that his positions at JLK and Kennametal were positions of trust and confidence and that by virtue of his employment in such positions, Orwig possesses confidential information and trade secrets regarding JLK and Kennametal, including, but not limited to information concerning JLK's and Kennametal's sales, customers, clients, business, personal data, sources of supply or distribution, business plans, technical secrets, methodologies, know-how, or the compensation, skills, abilities, training or qualifications of JLK and Kennametal employees, officers and directors, or other information not generally known to the public, and any tangible embodiments of said confidential information and trade secrets (collectively "Confidential Information"). Orwig recognizes and acknowledges JLK's and Kennametal's interest in the confidentiality of such Confidential Information.

(c) Orwig promises and agrees not to disclose, either directly or indirectly, in any manner whatsoever, any Confidential Information of any kind whatsoever acquired in the course of his employment at JLK or Kennametal, unless compelled by subpoena to give sworn testimony or to produce documents or other things regarding said Confidential Information. Orwig further promises and agrees that if he is compelled by subpoena to give sworn testimony or produce documents or things regarding said Confidential Information or to give sworn testimony or produce documents or things which may include said Confidential Information, Orwig shall notify David T. Cofer, Esquire orally and in writing immediately upon being served the subpoena or immediately upon being informed of the possibility that he may be compelled to testify or produce documents or things regarding said Confidential Information, whichever occurs first. Orwig shall use his best lawful efforts not to testify or produce documents or things until JLK and/or Kennametal has a reasonable opportunity to oppose such testimony or production, if JLK and/or Kennametal desires to do so.

(d) Notwithstanding anything in paragraph 17 of this Agreement to the contrary, Paragraph 9 of Orwig's January 21, 2000 employment agreement with JLK is hereby incorporated into this Agreement as if set forth in full herein. Orwig reaffirms his continuing obligations regarding trade secrets and confidential information as set forth in paragraph 9 of that employment agreement.

(e) This paragraph 7 shall not prohibit Orwig from (i) disclosing the fact and terms of this Agreement to immediate family members and/or such professional legal and tax advisors as he may from time to time engage, and/or government officials or judicial officers for income or tax-reporting purposes in the event Orwig is legally required or professionally advised to do so, or (ii) stating in response to any other inquiry that the terms of his separation from JLK are confidential. To the extent that Orwig does disclose the terms of this Agreement to persons identified in subparagraph 7(e)(i), Orwig shall advise said persons that they must not disclose the fact and terms of the Agreement.

(f) Orwig promises and agrees that within ten (10) days of signing this Agreement, he shall surrender to JLK any and all Confidential Information and any and all books, records, files, documents, disks and other items relating to JLK or Kennametal obtained or generated by Orwig in the course of his employment by JLK or Kennametal.

(g) If Orwig discloses any information in breach of paragraph 7 of this Agreement, then: (i) Orwig shall repay to JLK any payment he received under subparagraphs 3(a), 3(d), and 3(e) of this Agreement; (ii) JLK shall not be required to make any further payments under subparagraphs 3(a), 3(d), and 3(e) of this Agreement; (iii) the period during which JLK agreed to provide benefits as described in subparagraph 3(b) of this Agreement, shall terminate and be discontinued immediately; and (iv) the period during which Orwig could exercise JLK stock options, as described in subparagraph 3(c) of this Agreement, shall terminate ninety (90) days after the date payments are discontinued pursuant to subparagraph (7)(g)(ii) above.

(h) Orwig agrees to pay for any legal fees or costs incurred by JLK or Kennametal as a result of any breach of his promises in this paragraph 7.

(i) In the event that JLK and/or Kennametal take steps to seek relief from an alleged breach of the foregoing terms of paragraph 7, all of the remaining provisions of this Agreement shall remain in full force and effect.

8. No Solicitation. Orwig agrees that, for two (2) years following his separation from JLK, Orwig will not, directly or indirectly, solicit or induce or participate in recruiting, or attempt to solicit, induce, or recruit any employee, current or future,

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of JLK or Kennametal, to leave JLK or Kennametal for any reason whatsoever, or to hire, cause to be hired or assist in the hiring of any current or future employee of JLK or Kennametal, or to provide information to any third party to suggest, encourage, aid or facilitate such solicitation, inducement, recruitment or hiring. The foregoing terms of this paragraph 8 do not apply to any individual who has not been employed by JLK or Kennametal for at least six (6) months immediately prior to the solicitation, inducement or recruitment, if Orwig has not, directly or indirectly, encouraged that individual to terminate employment with JLK or Kennametal and has not, directly or indirectly, provided or promised any compensation or benefits to that individual during, or as a result of, that six (6) month period.

9. Nondisparagement

(a) Orwig promises and agrees that he has not made any, and shall make no, negative or derogatory comments, oral or written, directly or by innuendo, about JLK and/or Kennametal, including, but not limited to, their management, affiliates, present and former officers, directors and employees, policies, procedures, management-employee relations, community relations, products, services, and business decisions. Orwig's promise that he will not make, and his agreement that he has not made, negative or derogatory comments about JLK and/or Kennametal includes, but is not limited to, comments to the media and comments in any social, business or other setting.

(b) Orwig agrees that he will not make any statements to or respond to any inquiries from shareholders of either JLK or Kennametal, or from investment analysts, newspapers, magazines, industry trade publications, or similar media entities, regarding JLK and/or Kennametal. Instead, Orwig will refer the inquiring person or entity to the appropriate individual or department at JLK or Kennametal. Orwig will immediately notify David T. Cofer, Esquire orally and in writing if he receives such an inquiry and from whom the inquiry was received.

10. Orwig represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any Claim or any portion thereof or interest therein.

11. Orwig represents and acknowledges that in executing this Agreement he does not rely, and has not relied, upon any representation or statement made by JLK or Kennametal, or any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. Arbitration

(a) With the exception stated in paragraph 12(b) of this Agreement, the parties agree that in the event of any future dispute between Orwig and JLK or Kennametal, including any claims, counterclaims, cross claims or third-party claims, whether referring or relating to any term of this Agreement, disputes about whether or not the dispute is arbitrable, or any other matter which the parties are unable to resolve between themselves, the dispute must be submitted to arbitration and must not be filed in any court. Within ten (10) days after submission of a dispute to arbitration, Orwig shall choose one arbitrator, and JLK and/or Kennametal shall choose a second arbitrator. Within ten (10) days thereafter, the American Arbitration Association shall be requested to supply a third arbitrator and this request shall be made by either party. In the event any party does not choose an arbitrator within ten (10) days, as set forth above, the American Arbitration Association shall also supply that arbitrator in addition to the third arbitrator. The arbitration shall be held in Pittsburgh, Pennsylvania, and shall commence and be completed as soon as possible under the Commercial Arbitration Rules of the American Arbitration Association then in effect. In the event of any dispute of any procedural, evidentiary, or substantive matter, including the arbitrability of the dispute presented, the decision of the majority of the arbitrators shall be final and conclusive upon the parties on the matter of dispute.

(b) Paragraph 12(a) of this Agreement does not apply to efforts by JLK and/or Kennametal to obtain an injunction or restraining order from a court of competent jurisdiction to restrain a breach or threatened breach of paragraphs 7 or 8 of this Agreement by Orwig or any persons or entities acting for or with Orwig, or to restrain the misappropriation, disclosure or threatened disclosure of any trade secrets of JLK and/or Kennametal.

13. Orwig promises and agrees that if JLK or Kennametal shall, in the future, require Orwig's assistance or cooperation in preparation for, or the conduct of, litigation or any proceeding, or for periodic consultation generally, involving matters or events which occurred during Orwig's employment by JLK or Kennametal, or as to which Orwig's knowledge or testimony may be important to JLK or Kennametal, Orwig shall furnish such assistance, cooperation, and consultation to JLK or Kennametal as they shall reasonably request, as does not unreasonably interfere with Orwig's efforts to obtain alternative employment, and as is within Orwig's capability, provided that JLK or Kennametal shall reimburse Orwig for any expense Orwig incurs in furnishing such assistance and shall provide reasonable compensation for time expended on the matter by Orwig, except that:
(a) JLK and Kennametal will not provide compensation to Orwig for time spent by Orwig providing the assistance, cooperation or consultation discussed in this paragraph 13 during the period in which Orwig is receiving payments

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under subparagraph 3(a) of this Agreement; and (b) no compensation shall be paid for testimony in any litigation or proceeding.

14. Should any provision of this Agreement be declared or determined by any court or arbitration panel to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. If a court or arbitration panel determines paragraph 4 or paragraph 5 of this Agreement (or any subpart thereof) to be illegal or invalid, then: (i) Orwig shall repay to JLK the payments he received under subparagraphs 3(a), 3(d), and 3(e) of this Agreement; (ii) JLK shall not be required to make any further payments under subparagraphs 3(a), 3(d), and 3(e) of this Agreement;
(iii) the period during which JLK agreed to provide benefits as described in subparagraph 3(b) of this Agreement, shall terminate and be discontinued immediately; and (iv) the period during which Orwig could exercise JLK stock options, as described in subparagraph 3(c) of this Agreement, shall terminate ninety (90) days after the date payments are discontinued pursuant to subparagraph 14(ii) above.

15. Orwig agrees that he has been advised by JLK and Kennametal to consult with an attorney of his choice and that he has done that, consulting with his attorney concerning his lawful remedies and rights as well as the meaning and significance of this Agreement. Further, Orwig confirms that he has carefully read and fully understands the provisions of this Agreement, including the release and waiver of claims of any nature, and that he has been given twenty-one (21) days to consider the terms of this Agreement before signing the Agreement. Orwig may revoke acceptance of the release and waiver of Claims arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act contained in subparagraph 5(a) of this Agreement by delivering a written revocation to David T. Cofer, Esquire, of Kennametal, Inc., P.O. Box 231, Latrobe, Pennsylvania 15650, within seven (7) days after executing the Agreement. JLK's obligation to render payments under subparagraphs 3(a), 3(d) and 3(e) shall not commence until the seven (7) day period set forth herein has expired without Orwig's revocation. Orwig acknowledges that his execution of this Agreement is knowing and voluntary.

16. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. Whenever a provision is stated in the disjunctive, it shall also be taken in the conjunctive and vice versa. The use of any tense of any verb shall be considered to include within its meaning all other tenses of the verbs so used.

17. The parties agree that this Agreement is the entire agreement between them, supersedes all previous agreements between them, and represents their full and complete understanding. No prior or contemporaneous oral agreements may be offered to alter the terms of this Agreement. This Agreement shall be binding upon the parties hereto and the parties' heirs, successors and assigns. This Agreement may not be modified except in writing signed by both parties.

18. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. For the purposes of this paragraph 18, a counterpart may be delivered by facsimile.

19. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

                PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A
                     RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS


WITNESS: /s/ Carol J. Orwig                     /s/ Richard J. Orwig
         ----------------------------           --------------------------------
                                                Richard J. Orwig

Date:    June 21, 2000
         ----------------------------

                                                JLK DIRECT DISTRIBUTION INC.

Date:    July 12, 2000                          By: /s/ William R. Newlin
         ----------------------------              -----------------------------

                                                KENNAMETAL, INC.

Date:    12 July, 2000                          By: /s/ Markos I. Tambakeras
         ----------------------------              -----------------------------